                                                                   EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Coast Dental Services, Inc. (the "Company") of our report relating to the financial statements of the Company dated November 12, 1996 (except for Note 12 which is dated December 31, 1996), our report relating to the combined financial statements of Richard J. Shawn DMD, P.A. dated January 8, 1997 and our report relating to the combined financial statements of Seminole Dental Center dated January 8, 1997 appearing in the Company's Form S-1 Registration Statement (333-13613) filed February 10, 1997 and our report relating to the financial statements of the Company dated March 11, 1997, appearing in the Company's Form 10-K filed March 31, 1997.







/s/ Deloitte & Touche LLP
----------------------------
DELOITTE & TOUCHE LLP

Tampa, Florida
April 28, 1997